Pricing supplement No. 775 To prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated December 9, 2009; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$4,350,000
7 Year Floating Rate Range Accrual Notes Linked to the 3-month USD LIBOR Rate due December 14, 2016
General
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The notes are 100% principal-protected notes that pay interest quarterly in arrears at a floating rate linked to the 3-month USD LIBOR Rate (as described below). The notes are designed for investors who seek to profit from the 3-month USD LIBOR Rate remaining less than or equal to the Accrual Barrier (as described below) and who are willing to have interest payments on the notes subject to fluctuations in the USD LIBOR Rate and subject to the Accrual Barrier.

•	Senior unsecured obligations of Deutsche Bank AG due December 14, 2016
•	Denominations of $1,000
•	Minimum initial investments of $1,000 and integral multiples thereof.
•	The notes priced on December 9, 2009 and are expected to settle on December 14, 2009 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Payment at Maturity:	At maturity, you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus any accrued but unpaid interest.
Interest:
The notes will bear interest at the Applicable Interest Rate, payable quarterly in arrears on each March 14, June 14, September 14 and December 14 (each, an “Interest Payment Date”), commencing on March 14, 2010, or if any such day is not a business day, on the first following day that is a business day. No additional interest will accrue if an Interest Payment Date does not fall on a business day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Interest Periods:
The period commencing on (and including) the Settlement Date to (but excluding) the first Interest Payment Date, and each period commencing on (and including) an Interest Payment Date to (but excluding) the next following Interest Payment Date

Applicable Interest Rate:	The Applicable Interest Rate for each Interest Period will be determined by the calculation agent on the applicable Interest Payment Date based on the following formula:

“Accrual Barrier Days” is the number of calendar days during the applicable Reference Period on which the 3-month USD LIBOR Rate is less than or equal to the Accrual Barrier; and
“Actual Days” is the number of actual calendar days in such Reference Period.
Floating Base Rate:
The Floating Base Rate for a given Interest Period is equal to the sum of (i) the 3-month USD LIBOR Rate on the first day of the Reference Period relating to such Interest Period and (ii) the Spread, per annum.

Spread:	1.65%
Accrual Barrier:	6.00%
Reference Period:
With respect to each Interest Period, the period commencing on (and including) the second business day prior to the Settlement Date or the Interest Payment Date for the preceding Interest Period to (and excluding) the second business day prior to the Interest Payment Date for such Interest Period

Trade Date:	December 9, 2009
Maturity Date:	December 14, 2016
CUSIP:	2515A0 T3 7
ISIN:	US2515A0T375
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-6 in this pricing supplement.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this pricing supplement if you so request by calling toll-free 1-866-620-6443.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$1,000.00	$7.50	$992.50
Total	$4,350,000.00	$21,750.00	$4,328,250.00
(1)	For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” beginning on page PS-14 of this pricing supplement.
The agent for this offering is an affiliate of ours. For more information see “Underwriting (Conflicts of Interest)” beginning on page PS-14 of this pricing supplement.
The notes are not bank deposits and are not insured or guaranteed  by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,350,000.00	$242.73

Deutsche Bank Securities

SUMMARY

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You should read this pricing supplement together with the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You should rely only on the information contained in this pricing supplement and in the documents listed below in making your decision to invest in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

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The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

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We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this pricing supplement nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this pricing supplement and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

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You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agent shall have any responsibility therefor.

What is the 3-month USD LIBOR Rate?

The “3-month USD LIBOR Rate” for any business day is the offered rate (British Bankers’ Association) for deposits in U.S. dollars for a period of three months, commencing on such business day, which appears on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that business day. If the 3-month USD LIBOR Rate cannot be determined on any business day as described above, then the 3-month USD LIBOR Rate will be determined on the basis of the rates, at approximately 11:00 a.m. London time on that business day, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent, beginning on that business day in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-month USD LIBOR Rate for that business day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-month USD LIBOR Rate for that business day will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that business day, by three major banks selected by the calculation agent, beginning on that business day in a representative amount. If fewer than three banks selected by the calculation agent are quoting as described above, the 3-month USD LIBOR Rate for that business day will be determined by the calculation agent in a commercially reasonable manner and in its sole and absolute discretion.

What is the interest rate payable on the notes?

The following hypothetical examples illustrate how the interest amount payable on the notes is calculated for a single hypothetical Interest Period consisting of 90 calendar days. The numbers appearing in the hypothetical examples below have been rounded for ease of analysis. You should consider carefully whether the notes are suitable to your investment goals.

Example 1: The 3-month USD LIBOR Rate is 3.00% on the first day of the applicable Reference Period, and is less than or equal to the Accrual Barrier on every calendar day during the applicable Reference Period. Because the 3-month USD LIBOR Rate is less than or equal to the Accrual Barrier on every calendar day during the applicable Reference Period, the Applicable Interest Rate is equal to the Floating Base Rate for such Interest Period, which is equal to 4.65% per annum, calculated as follows:

Floating Base Rate = 3.00% + 1.65% = 4.65%

Applicable Interest Rate = 4.65% x 90/90 = 4.65%

Accordingly, the interest payment per $1,000 note principal amount is equal to $11.63.

Interest payment amount per $1,000 note principal amount = $1,000 x 4.65% x 90/360 = $11.63

Example 2: The 3-month USD LIBOR Rate is 8.00% on the first day of the applicable Reference Period, and is greater than the Accrual Barrier on every calendar day during the applicable Reference Period. Because the 3-month USD LIBOR Rate is greater than the Accrual Barrier on every calendar day during the applicable Reference Period, the Applicable Interest Rate is equal to 0.00% per annum, calculated as follows:

Floating Base Rate = 8.00% + 1.65% = 9.65%

Applicable Interest Rate = 9.65% x 0/90 = 0.00%

Accordingly, the interest payment per $1,000 note principal amount is equal to $0.00.

Interest payment amount per $1,000 note principal amount = $1,000 x 0.00% x 90/360 = $0.00

Example 3: The 3-month USD LIBOR Rate is 7.00% on the first day of the applicable Reference Period, and is less than or equal to the Accrual Barrier on 60 calendar days during the applicable Reference Period. Because the 3-month USD LIBOR Rate is less than or equal to the Accrual Barrier on 60 calendar days during the applicable Reference Period, the Applicable Interest Rate is equal to 5.77% per annum, calculated as follows:

Floating Base Rate = 7.00% + 1.65% = 8.65%

Applicable Interest Rate = 8.65% x 60/90 = 5.77%

Accordingly, the interest payment per $1,000 note principal amount is equal to $14.42.

Interest payment amount per $1,000 note principal amount = $1,000 x 5.77% x 90/360 = $14.42

Example 4: The 3-month USD LIBOR Rate is 7.00% on the first day of the applicable Reference Period, and is less than or equal to the Accrual Barrier on 30 calendar days during the applicable Reference Period. Because the 3-month USD LIBOR Rate is less than or equal to the Accrual Barrier on 30 calendar days during the applicable Reference Period, the Applicable Interest Rate is equal to 2.88% per annum, calculated as follows:

Floating Base Rate = 7.00% + 1.65% = 8.65%

Applicable Interest Rate = 8.65% x 30/90 = 2.88%

  Accordingly, the interest payment per $1,000 note principal amount is equal to $7.21.

Interest payment amount per $1,000 note principal amount = $1,000 x 2.88% x 90/360 = $7.21

Selected Purchase Considerations

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PRESERVATION OF CAPITAL AT MATURITY — You will receive 100% of the principal amount of your notes, provided that you hold the notes to maturity, regardless of the performance of the 3-month USD LIBOR Rate. Because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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UNCERTAIN QUARTERLY INTEREST PAYMENTS — Interest payable on the notes, if any, is linked to the level of the 3-month USD LIBOR Rate. The Applicable Interest Rate for each Interest Period will be higher when, among other factors, the 3-month USD LIBOR Rate is less than or equal to the Accrual Barrier during the applicable Reference Period and will be lower when, among other factors, the 3-month USD LIBOR Rate is greater than the Accrual Barrier during the applicable Reference Period.

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TREATED AS VARIABLE RATE DEBT INSTRUMENTS — You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation.” We intend, and by purchasing the notes you will agree, to treat the notes for U.S. federal income tax purposes as “variable rate debt instruments.” We believe this is a reasonable treatment, and, except as otherwise indicated, the remainder of this discussion assumes it is correct.

If you are a U.S. holder, as defined in the accompanying prospectus supplement, interest paid on the notes generally will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. Upon the sale, exchange or retirement of a note, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the note.

Due to the absence of authorities that directly address the proper tax treatment of the notes, the Internal Revenue Service or a court may not accept the treatment described above. It is possible that the notes could be treated as “contingent payment debt instruments” for U.S federal income tax purposes. In that event, regardless of your method of accounting, you would be required to accrue interest income based on our “comparable yield,” and any income on the sale, exchange or retirement of the notes would be treated as ordinary in character. See the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation—Contingent Notes” for further detail.

If you are a non-U.S. holder, as defined in the accompanying prospectus supplement, you generally will not be subject to U.S. federal income tax (including withholding tax), provided you fulfill certain certification requirements.  See “—Tax Consequences to Non-U.S. Holders” on page PS-50 of the accompanying prospectus supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves risks. Investing in the notes is not equivalent to investing in securities linked directly to the 3-month USD LIBOR Rate. These risks are explained in more detail in the “Risk Factors” section of this pricing supplement beginning on page PS-6.

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THE INTEREST RATE ON THE NOTES MAY VARY FOR EACH INTEREST PERIOD AND MAY BE ZERO; IN NO EVENT WILL THE INTEREST RATE ON THE NOTES FOR A GIVEN INTEREST PERIOD EXCEED THE FLOATING BASE RATE FOR SUCH INTEREST PERIOD — The maximum Applicable Interest Rate on the notes for any Interest Period is the Floating Base Rate for such Interest Period, which is equal to the sum of (i) the 3-month USD LIBOR Rate on the first day of the Reference Period relating to such Interest Period and (ii) the Spread, per annum. The notes will bear interest for such Interest Period at that rate only if the 3-month USD LIBOR Rate is less than or equal to the Accrual Barrier on each calendar day during the applicable Reference Period. The Applicable Interest Rate for any Interest Period will be reduced for every day during the applicable Reference Period on which the 3-month USD LIBOR Rate is greater than the Accrual Barrier. Accordingly, the actual interest payable on your notes for any Interest Period could be significantly less than the Floating Base Rate for such Interest Period and could be zero.

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THE NOTES HAVE CERTAIN BUILT-IN COSTS — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, at which Deutsche Bank AG or our affiliates will be willing to purchase notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the notes in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

Historical Information

The following graph sets forth the historical performance of the 3-month USD LIBOR Rate from December 9, 1999 through December 9, 2009. The 3-month USD LIBOR Rate on December 9, 2009 was 0.25519%. We obtained the historical performance information below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the 3-month USD LIBOR Rate should not be taken as an indication of future performance, and no assurance can be given as to the future movements of the 3-month USD LIBOR Rate during the term of the notes. We cannot give you assurance that the performance of the 3-month USD LIBOR Rate will result in the payment of any interest on your notes.

Historical Level of the 3-Month LIBOR

RISK FACTORS

Your investment in the notes will involve certain risks. The notes may not pay any interest at all. Investing in the notes is not equivalent to investing in a security linked directly to the 3-month USD LIBOR Rate. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement and the prospectus before you decide that an investment in the notes is suitable for you.

The rate of interest payable on the notes is uncertain; the 3-month USD LIBOR Rate will affect whether or not, and the extent to which, you will receive interest on the notes for any Interest Period.

The maximum interest rate for any Interest Period is the Floating Base Rate for such Interest Period, which is equal to the sum of (i) the 3-month USD LIBOR Rate on the first day of the Reference Period relating to such Interest Period and (ii) the Spread, per annum. However, the Applicable Interest Rate for any Interest Period will be reduced for every day during the applicable Reference Period on which the 3-month USD LIBOR Rate is greater than the Accrual Barrier. Thus, if the 3-month USD LIBOR Rate is greater than the Accrual Barrier for an entire Reference Period, the Applicable Interest Rate for the applicable Interest Period will be zero. Interest payable on the notes for any Interest Period could be significantly less than the Floating Base Rate for such Interest Period and could be zero.

The return on the notes may be less than that of other debt securities of comparable maturity or less than interest rates available in the market.

You should consider an investment in the notes if you believe that the 3-month USD LIBOR Rate will be less than or equal to the Accrual Barrier, and that the Applicable Interest Rate will be greater than the interest rate of other debt securities of comparable maturities. Accordingly, should the 3-month USD LIBOR Rate be higher than the Accrual Barrier, or should the 3-month USD LIBOR Rate be low for an extended period of time, you may earn less than the return you could have received on other debt securities of comparable maturities, and the Interest Payments may be less than interest rates available in the market. The Interest Payments you receive during the term of the notes, if any, may not fully compensate you for any opportunity cost taking into account inflation and other factors related to the time value of money.

The securities are subject to our creditworthiness.

An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. The payment at maturity on the securities is subject to our creditworthiness.

Historical levels of the 3-month USD LIBOR Rate should not be taken as an indication of the future levels of the 3-month USD LIBOR Rate during the term of the notes.

It is impossible to predict with certainty whether the 3-month USD LIBOR Rate will rise or fall. The 3-month USD LIBOR Rate is influenced by complex and interrelated political, economic, financial and other factors and, therefore, historical levels of the 3-month USD LIBOR Rate should not be taken as an indication of the future levels of the 3-month USD LIBOR Rate during the term of the notes. Factors that may influence the 3-month USD LIBOR include:

•	supply and demand among banks in London for U.S. dollar-denominated deposits with approximately three month term;

•	general economic, financial, political or regulatory conditions;

•	changes in interest rates generally;

•	monetary policies of the Federal Reserve Board; and

•	inflation and expectations concerning inflation.

Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which the 3-month USD LIBOR Rate is determined may adversely affect the value of the notes.

Concerns have been expressed that some of the member banks recently surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR rates may have been under-reporting the inter-

bank lending rate applicable to them in order to avoid an appearance of capital insufficiency or adverse reputational or other consequences that may result from reporting higher inter-bank lending rates. If such under-reporting has occurred, it may have resulted in the LIBOR rates being artificially low. If such under-reporting in fact exists and some or all of the member banks discontinue such practice, there may be a resulting sudden or prolonged upward movement in LIBOR rates. In addition, the BBA recently announced that it will change the LIBOR rate-fixing process by increasing the number of banks surveyed to set a LIBOR rate. The BBA also indicated that it will consider adding a second rate-fixing process for U.S. dollar LIBOR after the U.S. market opening, after discussion with the member banks. The BBA is continuing its consideration of ways to strengthen the oversight of the process. The changes announced by the BBA, or future changes adopted by the BBA, in the method pursuant to which the LIBOR rates are determined, may result in a sudden or prolonged increase in the reported LIBOR rates. As a result, the possibility that the 3-month USD LIBOR Rate will, from time to time, be greater than the Accrual Barrier may increase, which could result in lower interest payments and adversely affect the value of the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the 3-month USD LIBOR Rate on any day and, in particular, whether the 3-month USD LIBOR Rate approaches, rises above or falls below the Accrual Barrier, will affect the value of the notes more than any other single factor. You should not expect, however, the value of the notes in the secondary market to vary in proportion to changes in the level of the 3-month USD LIBOR Rate. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the 3-month USD LIBOR Rate;

•	the time remaining to maturity of the notes;

•	supply and demand for the notes;

•	interest and yield rates in the market generally and the volatility of those rates;

•	economic, financial, political and regulatory or judicial events that affect interest rates generally; and

•	our creditworthiness, including actual or anticipated changes in our credit ratings, financial condition or results of operations.

No one can predict with certainty the future performance of the 3-month USD LIBOR Rate based on its historical levels.

Secondary trading may be limited.

The notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the notes but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are not designed to be short-term trading instruments.

The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the 3-month USD LIBOR has remained less than or equal to the Accrual Barrier since the Settlement Date. The potential returns described in this pricing supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

The notes are intended to be held to maturity. Your principal is protected only if you hold your notes to maturity.

You will receive at least the minimum payment of 100% of the principal amount of your notes if you hold your notes to maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold. You should be willing and able to hold your notes to maturity.

The inclusion in the original issue price of the agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity will be based on the full principal amount of your notes as described in this pricing supplement, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates, as a result of such compensation or other transaction costs.

We or our affiliates may have economic interests adverse to those of the holders of the notes.

We and our affiliates trade financial instruments related to the 3-month USD LIBOR Rate and/or other LIBOR rates on a regular basis, for our accounts and for other accounts under our management. We and our affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the 3-month USD LIBOR Rate and/or other 3-month USD LIBOR rates. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the 3-month USD LIBOR Rate and, accordingly, could affect the value of the notes and the amount of interest, if any, payable to you during the term of the notes.

Additionally, we or one of our affiliates may presently or from time to time engage in trading activities related to the 3-month USD LIBOR Rate or other LIBOR rates. In the course of such business, we or our affiliates may acquire material nonpublic information with respect to such securities and, in addition, one or more of our affiliates may produce and/or publish research reports, or otherwise express views, with respect to such investments or regarding expected movements in LIBOR rates. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to such activities or future rate movements.

We and our affiliates expect to engage in hedging and trading activities related to the 3-month USD LIBOR Rate. We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the level of the 3-month USD LIBOR Rate and, therefore, the market value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

Our trading activities related to the 3-month USD LIBOR Rate may be entered into on behalf of Deutsche Bank AG, its affiliates or customers other than for the account of the holders of the notes or on their behalf. Accordingly, these trading activities may present conflicts of interest between Deutsche Bank AG and you.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the 3-month USD LIBOR Rate on any given date, the Floating Base Rate for each Interest Period, the number of Accrual Barrier Days for each Reference Period, the Applicable Interest Rate for each Interest Period and the amount of interest payable in respect of your notes on each Interest Payment Date. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

Holdings of the notes by our affiliates and future sales may affect the price of the notes.

Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates may be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

Your investment in the notes is not insured or guaranteed by the FDIC.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Atkiengesellschaft” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “note” refers to each $1,000 principal amount of our 7 Year Floating Rate Range Accrual Notes Linked to the 3-month LIBOR Rate.

General

The notes are senior unsecured obligations of Deutsche Bank AG that pay interest at a floating rate that is linked to the 3-month USD LIBOR Rate, as described below. The notes are part of a series of notes referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof. The principal amount and issue price of each note is $1,000. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Global Securities” in the accompanying prospectus.

Payments on the Notes

The “Maturity Date” will be December 14, 2016, unless that day is not a business day, in which case the Maturity Date will be the first following business day. On the Maturity Date, you will receive a cash payment, for each $1,000 note principal amount, of $1,000 plus any accrued but unpaid interest.

A “business day” is any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

The notes will bear interest at the Applicable Interest Rate (as defined below), payable quarterly in arrears on each March 14, June 14, September 14 and December 14 (each, an “Interest Payment Date”), commencing on March 14, 2010, or if any such day is not a business day, on the first following day that is a business day. No additional interest will accrue as a result of such a delay in payment. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Interest Period will begin on, and include, December 14, 2009 (the “Settlement Date”) and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on the Maturity Date.

The “Applicable Interest Rate” for each Interest Period will be determined by the calculation agent on the applicable Interest Payment Date based on the following formula:

“Accrual Barrier Days” is the number of calendar days during the applicable Reference Period on which the 3-month USD LIBOR Rate is less than or equal to the Accrual Barrier; and

“Actual Days” is the number of actual calendar days in such Reference Period.

The “Floating Base Rate” for a given Interest Period is equal to (i) the sum of the 3-month USD LIBOR Rate on the first day of the Reference Period relating to such Interest Period and (ii) the Spread, per annum.

The “Spread” is 1.65%.

The “Accrual Barrier” is equal to 6.00%.

“Reference Period” is, with respect to each Interest Period, the period commencing on (and including) the second business day prior to the Settlement Date or Interest Payment Date for the preceding Interest Period to (and excluding) the second business day prior to the Interest Payment Date for such Interest Period.

The “3-month USD LIBOR Rate” for any business day is the offered rate (British Bankers’ Association) for deposits in U.S. dollars for a period of three months, commencing on such business day, which appears on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m. London time on that business day. If the 3-month USD LIBOR Rate cannot be determined on any business day as described above, then the 3-month USD LIBOR Rate will be determined on the basis of the rates, at approximately 11:00 a.m. London time on that business day, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent, beginning on that business day in a representative amount. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, the 3-month USD LIBOR Rate for that business day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, the 3-month USD LIBOR Rate for that business day will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 a.m. in New York, New York, on that business day, by three major banks selected by the calculation agent, beginning on that business day in a representative amount. If fewer than three banks selected by the calculation agent are quoting as described above, the 3-month USD LIBOR Rate for that business day will be determined by the calculation agent in a commercially reasonable manner and in its sole and absolute discretion.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the 3-month USD LIBOR Rate on any given day, the Floating Base Rate for each Interest Period, the number of Accrual Barrier Days for each Reference Period, the Applicable Interest Rate for each Interest Period and the amount of interest payable in respect of your notes on each Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity on or prior to 11:00 a.m. on the business day preceding each Interest Payment Date and the Maturity Date.

All calculations with respect to the 3-month USD LIBOR Rate and the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 note principal amount at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Atkiengesellschaft – Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

If an event of default occurs, and the maturity of your notes is accelerated, we will pay a default amount for each $1,000 note principal amount equal to $1,000 plus any accrued but unpaid interest to (but excluding) the date of acceleration.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Atkiengesellschaft – Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Atkiengesellschaft – Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes – Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the notes includes the agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the notes which commissions, as to any agent affiliated with us, include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

In connection with the sale of the notes, we, either directly or through our affiliates or others, may enter into hedging transactions involving the execution of interest rate swap and option transactions or other transactions linked to changes in interest rates (including the 3-month USD LIBOR Rate) both before and after the Settlement Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have previously entered into. In this regard, we or our affiliates may:

•	execute or terminate interest rate swap and option transactions;

•	take or dispose of positions in listed or over-the-counter options or other instruments based on interest rates (including the 3-month USD LIBOR Rate); or

•	do a combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

Although we have no reason to believe that any of these activities will have a material impact on the 3-month USD LIBOR Rate or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements to be entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA as agents and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of this pricing supplement.

DBSI has advised us that it proposes to offer the notes for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. DBSI may effect such transactions by selling the notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from DBSI and/or the purchasers of the notes for whom they may act as agent. Deutsche Bank AG may pay fees to the Agents of up to 0.75% or $7.50 per $1,000 note principal amount. The Agents may pay referral fees to other broker dealers of up to 0.50% or $5.00 per $1,000 note principal amount, and custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 note principal amount. As a result of these arrangements, DBSI and the individual broker or agent through whom the holder purchases the notes may have economic interests that are different from those of the holder. In connection with the sale of the notes, DBSI may receive commissions from the purchasers of the notes for whom they may act as agent. DBSI and any dealers that participate with DBSI in the distribution of the notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the notes by them may be deemed to be underwriting discounts or commissions.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. The underwriting arrangements for any offering in which DBSI participates will comply with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate principal amount of notes offered pursuant to this pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non- U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.